Media Contact:                 Washington Mutual     H.F. Ahmanson
                               (California)          Mary Trigg
                               Tim McGarry           626-814-7922
                               818-775-3658

                               Washington Mutual
                               (Media outside of California)
                               Libby Hutchinson
                               206-461-2484

Investor Contact:              Washington Mutual     H.F. Ahmanson
                               Doug Wisdorf          Steve Swartz
                               206-461-3805          626-814-7986

For Washington Mutual
and Ahmanson:                  Abernathy MacGregor Frank
                               Mike Pascale (212) 371-5999       March 17, 1998
                               Ian Campbell (213) 630-6550

                              FOR IMMEDIATE RELEASE

                      WASHINGTON MUTUAL, AHMANSON TO MERGE

             Enhances Growth Potential; Solidifies National Consumer
                      and Small Business Banking Franchise

         SEATTLE and IRWINDALE, CA - Washington Mutual, Inc. (Nasdaq: WAMU) and H.F. Ahmanson & Company (NYSE: AHM) today announced that they have signed a definitive agreement for Washington Mutual to acquire Ahmanson in a tax-free exchange of common stock. The merger will create the nation's seventh-largest banking company based on total 1997 year-end assets of nearly $150 billion.
         The combined company will have deposits of $86.3 billion, and will serve nearly 6 million households through more than 2,000 consumer banking branches, loan offices, consumer finance locations and commercial banking branches. Additionally, the combined company will be the nation's leading adjustable-rate mortgage lender and will further strengthen its position as the West Coast's number one mortgage lender. The transaction expands Washington Mutual's consumer banking reach into Texas where Ahmanson currently operates more than 40 branches.




                                    - More -
WAMU/AHM - 2

         Terms of the transaction call for the tax-free exchange of 1.12 shares of Washington Mutual common stock for each of Ahmanson's outstanding common shares. This ratio represents a price of $80.36 per share for Ahmanson common stock, based on Washington Mutual's closing price on March 16, 1998. At that price, the transaction would have an initial value of $9.9 billion, and the combined company would have a market capitalization of over $27 billion.
         "With this transaction, we are creating a premier institution that will have the size and scope of the largest banks yet continue its focus on consumers and small business. It further distinguishes our company from the competition," said Kerry Killinger, chairman, president and chief executive officer of Washington Mutual. "Our combination strengthens Washington Mutual's platform for high growth, creating additional shareholder value and enabling us to better serve our communities. We look forward to adding the many talented Ahmanson employees to the already strong team at Washington Mutual."
         "The combination of our two companies will create a West Coast-based financial institution competitive with the nation's largest banking companies," said Charles R. Rinehart, chairman and chief executive officer of Ahmanson. "The people of Ahmanson and Home Savings have substantially transformed our company over the last several years, in order to meet our customers' needs in today's competitive banking environment. I am especially proud of them. Their extraordinary efforts have been a major factor in bringing us to this point in our history. Because of its strong balance sheet, its tradition of consumer-friendly service, and its well known commitment to community needs, I believe Washington Mutual is clearly the best partner for Ahmanson's shareholders, customers, and the communities we have served for many years." Additional Terms of the Transaction
         The definitive agreement has been unanimously approved by the boards of directors of Washington Mutual and Ahmanson. The transaction is subject to the approval of the shareholders of both companies and the Office of Thrift Supervision. The transaction will be structured as a tax-free exchange, and will be accounted for as a pooling of interests. Closing is expected to take place late in the third quarter of 1998. Any proceeds from Ahmanson's goodwill lawsuit will be shared by the shareholders of the combined company.
         As part of the agreement, Ahmanson has agreed to pay a $275 million break-up fee to Washington Mutual if the merger agreement is terminated under certain circumstances. The break-up fee is payable either in cash or through exercise of an option to purchase up to 19.9 percent of Ahmanson's common stock. In addition, as part of the transaction, Washington Mutual will incur a transaction-related charge of $370 million ($254 million after-tax). Administration and operations areas will be combined by the summer of 1999.

                                    - More -
WAMU/AHM - 3

     Three current Ahmanson directors will join the Washington Mutual board of directors upon completion of the merger, increasing to 19 the size of that board. Killinger will continue in his present role in the combined company, which will be called Washington Mutual, Inc.

Strong California Presence

         "With this transaction, we have significantly strengthened our competitive position in California, the nation's most populous state," said Killinger. "The combination of the Home Savings, Great Western, American Savings and Coast Savings franchises makes California integral to Washington Mutual's future. Consequently, we intend to continue to be closely and personally involved with our California communities as we are in all of our other markets, while continuing to offer consumer banking and home mortgage expertise to better serve the financial needs of low- and moderate-income families and individuals."
         Following completion of the merger, Washington Mutual will become California's second-largest depository institution with a 17 percent market share. It will serve the state with 700 financial centers (retail branches). The company will be among the top three institutions, based on deposit market share, in every major metropolitan market in California. The combined company's California operations will be managed from its current Chatsworth, Irvine, Stockton locations and from Washington Mutual's headquarters in Seattle. Integration
         Washington Mutual and Ahmanson will immediately begin planning the integration of the two companies' operations. "A smooth integration of Great Western remains our immediate priority for the first half of 1998. Once that integration has been completed, we will turn our focus on the integration of Ahmanson," said Killinger. "Conversion of Ahmanson's systems will occur in two phases: Texas in the fourth quarter of 1998 and California in the second quarter of 1999."
         "Having completed 21 mergers and acquisitions in the last decade, our company has successfully managed multiple integrations in the past," said Killinger. "Our recent integration of American Savings, completed last July, was conducted while the planning for the conversion of Great Western was underway."
         "While in a transaction of this magnitude it is inevitable that positions will be eliminated, the actual number of job losses should be significantly lessened as a result of strong growth and natural attrition," Killinger said. "The company anticipates that approximately 3,000-3,500 positions will be consolidated as a result of the merger, due to both branch consolidations and redundant administrative functions.



                                    - More -
WAMU/AHM - 4

         Washington Mutual anticipates that between 160-170 branches will be consolidated as a result of the transaction. In those branches, the company will give special consideration to the needs of low- and moderate-income communities, Killinger said.
         The company projects cost savings equal to approximately 40 percent of Ahmanson's existing cost structure. Annual savings of $330 million are expected to be realized by 2000. Washington Mutual expects the transaction to be accretive to earnings per share in the year 2000. Commitment to the Community
         Washington Mutual's banking subsidiaries and Ahmanson's banking subsidiaries have "outstanding" ratings under the Community Reinvestment Act
(CRA).
         "Throughout its history, Washington Mutual has demonstrated a strong commitment to serving the financial needs of its local communities," said Killinger. "In consultation with a wide variety of community-based organizations, we will listen carefully to the needs of their constituents. We are seeking to expand our relationships as our presence in California and other areas grows. We will continue to strive to be the leader in meeting the financial requirements of low to moderate income individuals and families."
         "At a time when large bank mergers have sometimes come under attack for the depersonalization of customer service and civic involvement, Washington Mutual has consciously built a company that combines all the conveniences of large commercial banks with the highly personalized services that reflect the communities it serves," Killinger continued. "As we go forward with our new partners at Ahmanson, we intend to build on the commitments to community that have grown out of our prior expansions."
         With a history dating back to 1889, Washington Mutual is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At Dec. 31, 1997, Washington Mutual and its subsidiaries had assets of $97.0 billion. The company operates more than 1,600 offices throughout the nation.
         Ahmanson, with more than $52.5 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer and small business banks.

                                       ###
Editor's Note: Washington Mutual's press releases are available at no charge through the News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-329-6236. On the
Internet,        press       releases       may       be       accessed       at
http://www.businesswire.com/cnn/wamu.htm

This press release contains forward-looking statements regarding the benefits of the merger of Washington Mutual and Ahmanson, including cost savings to be realized, earnings accretion, transaction charges and additional loan-loss reserves and revenue enhancement opportunities following the merger. Actual results may vary from the forward-looking statements as described in Washington Mutual's Current Report on Form 8-K dated March 17, 1998, to which reference is made. These factors include without limitation possible delays in integration of Ahmanson's operations into Washington Mutual's, competitive factors which could adversely affect consumer banking strategy and general economic conditions which could negatively impact the volume of loan originations and the amount of loan losses.


[Washington Mutual Logo]
                         Washington Mutual/H.F. Ahmanson
                                   At-A-Glance

December 31, 1997 figures (all dollar figures in thousands, except per share prices.) Financial ratios reflect year-to-date figures. Ahmanson figures reflect the acquisition of Coast Savings. Pro Forma numbers include adjustments for transaction charges and other pro forma adjustments.

                                                     Washington        Ahmanson        Pro Forma
                                                     Mutual
Total Assets                                         $96,981.1         $52,511.2       $149,176.3
Total Deposits                                       $50,986.0         $35,386.6       $ 86,372.6
Total Loans                                          $67,140.2         $36,405.8       $103,546.0
Net Income                                              $481.8*           $413.8           $895.6
Nonperforming Assets                                    $806.6            $694.6         $1,501.2
Nonperforming Assets/Assets                              0.83%             1.32%            1.01%
Reserves                                               $670.5            $484.3         $1,154.8
Reserves/Nonperforming Loans                              112%               99%             106%
Stockholders' Equity/Assets                              5.47%             5.95%            5.47%
Book Value Per Share                                   $20.80            $25.87           $20.91
Closing Stock Price Per Share (3/16/98)                $71.75            $65.50
Market Capitalization (billions) (3/16/98)              $17.9              $7.9            $27.6
Retail Branches                                           892               409            1,252
Loan Offices                                              187               120              307
Commercial Bank Offices                                    54                 0               54
Consumer Finance Offices                                  502                 0              502
Total ATM Locations                                    +1,000               541           +1,541
Total Banking Locations                                 2,635             1,070            3,705
Households Served  (mm)                                   3.9               2.0              5.9
Employees                                              22,000             9,380           31,380


     * includes one-time restructuring and other charges associated with the Great Western transaction